												Exhibit 12.1
												8/4/2008
THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2007
and the year to date June 30, 2008

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2003		2004		2005		2006		2007		2008
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings from continuing operations before income taxes		$2,100,143		$2,113,696		$2,185,427		$2,354,684		$2,568,995		$1,178,676
Interest expense, net of amounts capitalized		527,272		640,261		746,819		865,873		885,796		446,056
Distributions on mandatorily redeemable preferred securities		151,358		27,230		0		0		0		0
AFUDC - Debt funds		12,370		17,970		20,500		20,453		47,519		32,308
Earnings as defined		$2,791,143		$2,799,157		$2,952,746		$3,241,010		$3,502,310		$1,657,040

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$491,066		$499,737		$558,975		$626,752		$739,285		$399,804
Interest on affiliated loans		0		99,737		127,721		122,088		66,372		11,727
Interest on interim obligations		18,035		8,671		25,358		76,745		75,249		18,197
Amort of debt disc, premium and expense, net		28,575		36,906		36,698		57,878		45,675		19,894
Other interest charges		1,966		13,180		18,567		2,863		6,734		28,742
Distributions on mandatorily redeemable preferred securities		151,358		27,230		0		0		0		0
Fixed charges as defined		691,000		685,461		767,319		886,326		933,315		478,364
Tax deductible preferred dividends		1,601		1,566		1,554		1,293		1,281		641
		692,601		687,027		768,873		887,619		934,596		479,005
Non-tax deductible preferred and preference dividends		19,566		28,249		28,621		33,313		46,482		31,749
Ratio of net income before taxes to net income	x	1.411	x	1.375	x	1.367	x	1.485	x	1.469	x	1.499
Pref dividend requirements before income taxes		27,608		38,842		39,125		49,470		68,282		47,592
Fixed charges including pref dividend requirements		$720,209		$725,869		$807,998		$937,089		$1,002,878		$526,597

RATIO OF EARNINGS TO FIXED CHARGES		3.88		3.86		3.65		3.46		3.49		3.15